                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

                              InterSystems, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     /X/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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

                              HELM RESOURCES, INC.

                             ----------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD JULY 11, 1995

                             ----------------------


TO OUR SHAREHOLDERS:

         You are cordially invited to attend the Annual Meeting of Shareholders of Helm Resources, Inc. (the "Company") to be held on Tuesday, July 11, 1995, at 2:00 p.m., at the offices of the Company at 537 Steamboat Road, Greenwich, Connecticut, for the following purposes:

                 1. to elect six directors;

                 2. to transact such other business as may properly come before the meeting or any adjournment of the meeting.

         Only shareholders of record at the close of business on May 31, 1995 will be entitled to notice of and to vote at the meeting.

         Please sign, date and mail the enclosed proxy in the enclosed envelope, which requires no postage if mailed in the United States, so that your shares may be represented at the meeting.

                                  BY ORDER OF THE BOARD OF DIRECTORS

                                  David S. Lawi, Secretary



GREENWICH, CONNECTICUT
JUNE 1, 1995

                              HELM RESOURCES, INC.
                               537 STEAMBOAT ROAD
                         GREENWICH, CONNECTICUT  06830

                              -------------------

                                PROXY STATEMENT

                              -------------------

         The accompanying proxy is solicited on behalf of the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on July 11, 1995 at 2:00 and at any adjournment of the meeting. The proxy may be revoked at any time before it is exercised by notice, in writing, to the secretary of the Company.

         The Board of Directors has fixed the close of business on May 31, 1995 as the record date for the meeting. On that date, the Company had outstanding 2,160,608 shares of common stock. Only shareholders of record at the close of business on that date will be entitled to vote at the meeting or at any adjournment of the meeting. Each such shareholder will be entitled to one vote for each share held and may vote in person or by proxy authorized in writing. Holders of the Company's common stock have no cumulative voting rights.

         The principal executive offices of the Company are at 537 Steamboat Road, Greenwich, Connecticut 06830. The proxy statement and form of proxy are being sent to shareholders on or about June 1, 1995.

                             ELECTION OF DIRECTORS

         At the meeting, six directors are to be elected. The persons named in the enclosed form of proxy have advised that, unless contrary instructions are received, they intend to vote for the six nominees named by the Board of Directors of the Company and listed below. If, by reason of death or other unexpected occurrence, one or more of these nominees is not available for election, the persons named in the form of proxy have advised that they will vote for such substitute nominees as the Board of Directors of the Company may propose.

NAME, PRINCIPAL OCCUPATION
OVER PAST FIVE YEARS AND                                            DIRECTOR OF
OTHER DIRECTORSHIPS OF NOMINEE                     AGE              COMPANY SINCE
- ------------------------------                     ---              -------------
Herbert M. Pearlman...................             62                   l980

         Mr. Pearlman has been the Company's president and chief executive officer since l980 and became the chairman of the Company's Board of Directors in June 1984. Mr. Pearlman is a co-founder and since l982 has been a director of Seitel, Inc. ("Seitel"), a New York Stock Exchange company which is engaged in acquiring and marketing seismic data. In March l987, he was elected as the chairman of Seitel's Board of Directors. Since l984, Mr. Pearlman has been chairman of InterSystems, Inc., a public company which is engaged in the business of custom compounding of thermoplastic resins and the design, manufacture and sale of agricultural and industrial products ("ISI"). In 1990, Mr. Pearlman became chairman of the board of Unapix Entertainment, Inc., a public company engaged in the marketing and distribution of television progams and motion pictures ("Unapix"). In 1994, Mr. Pearlman became chairman of the board of American Business Computers Corporation ("ABBC"), a public company which is engaged in the business of designing and manufacturing equipment which dispenses liquids, solids, gases, pastes and gels. Mr. Pearlman is also a director of two Helm subsidiaries which are publicly held, Teletrak Advanced Technology Systems, Inc. ("Teletrak"), which has no operations at the present time, and Cliff Engle Ltd., which receives limited royalty revenue from an NFL license it holds ("Cliff Engle"), both of which have been treated as discontinued operations by the Company. The Company presently holds equity positions in ISI, Teletrak, Cliff Engle and Unapix.

Walter M. Craig, Jr.................       41          1993

         Mr. Craig joined the Company in March 1984 as vice president and general counsel. In July, 1991, he was appointed senior vice president--business and legal affairs, and in July 1992 he was appointed executive vice president and Chief Operating Officer. In August, 1991, he became president of Cliff Engle. In 1993, he became president of The Mezzanine Financial Fund, L.P. and President of Professionals' Financial Services, Inc. He has been a director of Seitel since 1987 and a director of Unapix and ISI since 1993. Prior to joining the Company, Mr. Craig was engaged in the private practice of law.

David S. Lawi.........................     60          l980

         Mr. Lawi has been the Company's executive vice president and secretary from l980 until 1992, when he was appointed secretary-treasurer. Since l984, Mr. Lawi has been a director of ISI and since 1986 he has been chairman of ISI's Executive Committee. Since l982, Mr. Lawi has been a director of Seitel and in 1989 he was elected Chairman of Seitel's Executive Committee. Since l983, Mr. Lawi has been a director and the secretary of Teletrak. In 1990, Mr. Lawi became a director and secretary of Cliff Engle, and a director of Unapix. In 1993, he became treasurer and secretary of Unapix.

Joseph J. Farley......................     72          l982

         From l982 until February 1991, Mr. Farley served as the Company's vice president for marketing and engineering. Since January l983, Mr. Farley has also been a director and the chief executive officer of Teletrak. In May 1990, he became Chairman of Teletrak's executive committee. Prior to joining the Company, Mr. Farley had been a senior executive with International Business Machines Corporation ("IBM") for 32 years, where he held various positions in engineering, marketing and field engineering. His final assignment at IBM was corporate director of marketing/standard practices.

William Lerner........................     61           l985

         Mr. Lerner is an attorney engaged in the private practice of Law. From May 1990 until December 1990, he was General Counsel to Hon Development Company, a California real estate development company. Mr. Lerner has been a director of Seitel since July l984 and a director of Teletrak since November l985. Mr. Lerner is also a director of Rent-Way, Inc., the owner of a chain of retail stores in the rental-purchase industry, a director of Of Counsel Enterprises, Inc., a provider of contract part-time lawyers and paralegals to lawfirms and corporations, and a director of Seitel.

John E. Stieglitz.....................     62           l986

         Since l976, Mr. Stieglitz has been president of Conspectus, Inc., a privately held company engaged in providing consulting services in the area of executive recruiting. Mr. Stieglitz has been a director of Seitel since 1989, and a director of ISI since 1991.

EXECUTIVE OFFICERS

         In addition to Messrs. Pearlman, Craig and Lawi, the Company has two additional executive officers. Daniel T. Murphy, 56, joined the Company in May 1984 as vice president and chief financial officer. In April 1992 he was appointed executive vice president-finance. In May 1984 he became vice president-finance and operations, and in 1985 he became executive vice president of operations and chief financial officer, of ISI. He became a director of ISI in 1986, and a director of Teletrak in 1988.

         Michael R. Epps, 37, joined the Company in August, 1990, as associate general counsel. In July, 1992, Mr. Epps was appointed vice president and general counsel. Prior to joining the Company, Mr. Epps was engaged in the private practice of law.

         All of the Company's executive officers spend a majority of their work-related time on the various businesses of the Company and its subsidiaries and affiliates, and allocate their time among these entities according to the relative need of each for executive assistance.

Section 16 Compliance

         Based upon a review of Forms 3, 4 and 5, and amendments thereto furnished to the Company pursuant to Rule 16a-3(e) during, and with respect to, its most recent fiscal year, and written representations furnished to the Company, it appears that all such reports required to be filed were filed on a timely basis, except that Mr. Daniel T. Murphy filed a Form 5 for 1994, reporting only the expiration of outstanding options, approximately 15 days late, and Messrs. William Lerner and Joseph Farley made voluntary Form 5 filings for 1994, which merely restated their common stock holdings to give effect to the reverse stock split, approximately 6 days late.

BOARD OF DIRECTORS, COMMITTEES AND ATTENDANCE AT MEETINGS

         During 1994, the Company's Board of Directors held two meetings, which were attended by all of the directors.

         The Board of Directors has a standing Audit Committee, Compensation and Stock Option Committee and Executive Committee. During 1994, the Audit Committee as well as the Compensation and Stock Option Committee consisted of Messrs. Lerner, Stieglitz and one former director. The function of the Audit Committee is to select the independent public accountants of the Company, to review with them the Company's financial statements, to review the Company's financial systems amd controls and to oversee other matters relating to the integrity of the Company's finances and financial statements as the Committee may consider appropriate. The Audit Committee held one meeting in 1994 at which all members were present. The function of the Comensation and Stock Option Committee is to determine the compensation of the officers of the Company and to administer the Company's stock option plans. The Compensation and Stock Option Committee held one meeting in 1994. The Executive Committee is comprised of Messrs. Pearlman, Lawi and Farley, who is the the Chairman. The function of the Executive Committee is to act on an interim basis for the full Board. The Executive Committee did not meet during 1994.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         Set forth below is certain information as of May 1, l995 concerning the beneficial ownership of common stock (the Company's only class of voting securities) by each director individually, and by all officers and directors of the Company as a group and by all beneficial owners of more than 5% of the outstanding shares of the Company's common stock.

                                                     Amount and Nature
                                                     of Beneficial                        Percent of
Name                                                 Ownership(1)(2)                      Class(2)
- ----                                                 ---------------                      ----------
Gerson I. Fox..........................                557,993 (3)                        22.6%
111 West Monrovia
Monrovia, CA  91016

Clarence Y. Palitz.....................                562,500 (4)                        21.0%
650 Allamuchy Road
Allamuchy, NJ  07820


                                                     Amount and Nature
                                                     of Beneficial                        Percent of
Name                                                 Ownership(1)(2)                      Class(2)
- ----                                                 ---------------                      ----------
Directors and Officers
- ----------------------

Herbert M. Pearlman*....................               796,197 (5)                        28.3%

David S. Lawi*..........................               412,742 (6)                        16.2

Walter M. Craig, Jr.....................                27,711 (7)                         1.3

Joseph J. Farley........................                 9,342                              **

John E. Stieglitz.......................                   667                              **

William Lerner .........................                   200                              **

Daniel T. Murphy........................                21,353 (8)                          **

Michael Epps............................                 3,000 (9)                          **

All officers and directors
as a group (7 persons)..................             1,271,212 (5)-(9)                    39.0

* address is 93 Mason Street, Greenwich, CT  06830
** less than 1%
(1) Except as otherwise indicated, each named holder has, to the best of the Company's knowledge, sole voting and investment power with respect to the shares indicated.

(2) Includes shares that may be acquired within 60 days by any of the named persons upon exercise of any contractual right.

(3) Includes 312,766 shares that may be acquired from the Company within 60 days upon conversion of Series B 8% Cumulative Convertible Preferred Stock (212,766) and 1993 Class B warrants (100,000). Does not include shares held by Mr. Fox's wife, as to which he disclaims beneficial ownership.

(4) Includes 520,833 shares that may be acquired from the Company within 60 days upon conversion of Series A 8% Cumulative Convertible Preferred Stock held by Mr. Palitz (104,166) and by a limited partnership as to which Mr. Palitz is the president of the corporate general partner (416,667).

(5) Includes 671,202 shares that may be acquired from the Company within 60 days upon exercise of options (13,334) and Class A Warrants (66,145), and conversion of Series A Preferred Stock (18,333), Series A 8% Cumulative Convertible Preferred Stock (421,875) and 8% debentures (151,515). Does not include shares held by Mr. Pearlman's wife, as to which he disclaims beneficial ownership.

(6) Includes 383,938 shares that may be acquired from the Company within 60 days upon exercise of options (6,667) and 1993 Class A Warrants (27,763), and conversion of Series A Preferred Stock (13,333), Series A 8% Cumulative Convertible Preferred Stock (260,417) and 8% debentures (75,758).

(7) Includes 27,031 shares which may be acquired from the Company within 60 days upon exercise of options (7,667), and conversion of 8% debentures (19,364).

(8) Includes 20,152 shares which may be acquired from the Company within 60 days upon exercise of options (5,000) and conversion of 8% debentures (15,152).

(9) Represents shares that may be acquired within 60 days upon exercise of options.

                             EXECUTIVE COMPENSATION

         Set forth below is certain information with respect to cash and noncash compensation awarded to, earned by or paid to the Chief Executive Officer of the Company and the next most highly compensated individuals who served as executive officers of the Company for services rendered to the Company and its subsidiaries during 1994. Each of the named officers (except Mr. Epps) has been a party to an employment agreement with ISI during the years ended December 3l, 1994, 1993 and l992. See "Certain Relationships and Related Party Transactions--The Company and InterSystems, Inc."

                           SUMMARY COMPENSATION TABLE

                              ANNUAL COMPENSATION
                           ---------------------------        ALL
NAME AND                                                      OTHER
PRINCIPAL                                                     COMPEN-
POSITION           YEAR        SALARY(1)        BONUS         SATION(2)
- ---------          ----        ---------        -----         ---------
Herbert M.         1994        $340,000(3)        -           $ 16,800
Pearlman,          1993         257,083(3)        -             12,600
CEO and Chairman   1992         266,913           -             35,236

Daniel T.          1994         140,000           -             15,812
Murphy,            1993         143,790           -             13,516
Executive Vice     1992         149,769           -              5,725
President, Finance

David S. Lawi,     1994         170,000(3)        -             16,769
Secretary-         1993         128,541(3)        -             14,027
Treasurer          1992         134,557           -             19,060

Walter M. Craig,   1994         138,167         20,000          10,064
Jr., Executive     1993         127,577         19,566           8,828
Vice President     1992         120,608         15,000           1,048

Michael R. Epps,   1994         116,000          4,000            -
Vice President,    1993         110,000          8,500            -
General Counsel    1992         100,000         12,500            -


_______________________
(1) includes the following amounts paid by the Company's subsidiary, InterSystems, Inc., during 1994, 1993 and 1992, respectively: MR. PEARLMAN:
$100,000, $66,667 and $132,031; MR. MURPHY: $90,953, $94,743 and $90,953; MR.
LAWI: $50,000, $33,333 and $77,140; and Mr. Craig: $17,500, $17,500 and
$41,388; also includes $33,667, $29,615 and $12,115 paid by the Company's subsidiary, Cliff Engle Ltd., during 1994, 1993 and 1992, respectively, to MR. CRAIG and $100,000, $50,000 and $24,500 paid during 1994, $100,000, $50,000 and
$20,462 paid during 1993 and $42,308, $21,154 and $7,404 paid during 1992 by the Company's subsidiary, Interpak Holdings, Inc., to MR. PEARLMAN, MR. LAWI AND MR. CRAIG, respectively.

(2) The employment agreements between ISI and its executive officers originally provided for deferred compensation, in lieu of a pension plan, payable upon reaching age sixty-five (65), for fifteen (15) years, provided the officer has remained employed pursuant to the agreement through its original term. See "Certain Relationships and Related Party Transactions--InterSystems, Inc." Each year, ISI accrued an amount payable per employee pursuant to this
obligation, which amounts for 1992 are as follows:   MR.  PEARLMAN: $35,236;
MR. MURPHY: $5,725; MR. LAWI: $19,060; and MR. CRAIG: $1,048. Commencing in 1992, this obligation was terminated and no additional amounts were accrued. Amounts shown for 1993 and 1994 include automobile allowances and taxable fringe benefits.

(3)      Includes amounts payable in common stock of the Company as follows:

Herbert M. Pearlman    1994         $100,000
                       1993           33,333

David S. Lawi          1994         $ 50,000
                       1993           16,666





               [The rest of this page intentionally left blank.]

         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL
                        YEAR-END OPTION/SAR VALUE TABLE

         The following table sets forth aggregated option exercises in the last fiscal year, the number of unexercised options and fiscal year-end values of in-the-money options for the Chief Executive Officer and the next most highly-compensated executives.


                                                                                       Value of
                                                                  Number of            Unexercised
                            Shares                                Unexercised          In-the-money
                            Acquired                              Options at           Options at
                            on                                    Fiscal year-end      fiscal year end
                            Exercise               Value          Exercisable/         Exercisable/
Name                          (#)               Realized ($)      Unexercisable        Unexercisable (1)
- ----                        --------            ------------      -------------        -----------------
Herbert M.                   -                       -              13,334/0                  n/a
Pearlman

Walter M                     -                       -               7,667/0                  n/a
Craig, Jr.

David S.                     -                       -               6,667/0                  n/a
Lawi

Daniel T.                    -                       -               5,000/0                  n/a
Murphy

Michael R.                   -                       -               3,000/0                  n/a
Epps

___________________
(1)      All options are out-of-the-money.

COMPENSATION OF DIRECTORS

         Outside directors receive fees of $10,000 for services they render to the Company, payable $5,000 in cash and $5,000 in common stock of the Company. Mr. Farley receives an additional $5,000 for his services as Chairman of the Executive Committee. Expenses reasonably incurred in the furtherance of their duties are reimbursed by the Company. The portion of the fee to be paid in common stock has not yet been made for 1993 and 1994 pending listing on the American Stock Exchange. Accordingly, Messrs. Lerner and Farley are entitled to 9,999 shares as of December 31, 1994.

        EMPLOYMENT AGREEMENTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

PEARLMAN EMPLOYMENT AGREEMENT

         On January 1, 1990, the Company entered into an employment contract with Herbert M. Pearlman, as the Company's President and Chief Executive Officer, with a continuous five-year term (the "Pearlman Agreement"). The Pearlman Agreement, as amended, provides for (a) a base salary, payable by the Company or its subsidiaries, of $404,475 a year (subject to annual upward adjustments in relation to the increase in the consumer price index) (the "Base Salary") and (b) additional fees ("Additional Fees") each year equal to 5% of the Company's consolidated pre-tax profits and 5% of the annual pre-tax profits of each unconsolidated subsidiary of the Company attributable to the Company for such year. To the extent Mr. Pearlman receives a portion of his salary from a subsidiary, the amount of salary he receives from the Company is similarly reduced.

         Mr. Pearlman has agreed to voluntarily reduce his base salary. Effective September 1, 1993, the annual base salary payable to Mr. Pearlman was $340,000, of which $200,000 in the aggregate is paid by two of the Company's subsidiaries. An additional $100,000 is payable in common stock of the Company based upon certain average stock prices, and $40,000 is payable in cash by the Company. As an inducement to the salary reduction, Mr. Pearlman also will receive such number of common stock purchase warrants as is equal to 50% of the number of shares of stock he receives on account of salary. The warrants will have a term of 7 years and an exercise price equal to 50% above the price at which the salary shares are issued.

         If Mr. Pearlman is unable to discharge his duties for a period of six consecutive months, the Company may terminate the Pearlman Agreement, in which event Mr. Pearlman will be entitled to receive the Base Salary for two years from the date of termination. Thereafter, until age 65 Mr. Pearlman shall receive annual disability payments in an amount equal to the greater of 60% of
his final Base Salary or $10,000 per month.   Under the Pearlman Agreement, Mr.
Pearlman is not required to devote his full time to the Company and may seek to acquire businesses for enterprises other than the Company as long as he obtains the prior approval of the Board of Directors of the Company before acquiring any business with sales, net income before taxes and stockholders equity of more than $4,000,000, $600,000 and $750,000, respectively.

         If, at any time during the term of the Pearlman Agreement the majority of the Company's Board of Directors are comprised of members recommended by a party not supported by the Company's present Chairman (hereinafter "Change of Control"), Mr. Pearlman, at his option, will receive, no later than the date upon which such Change of Control occurs, the following (hereafter the "Change in Control Payments"):

                 (i) a lump sum cash payment equal to 2.99 times the average of all forms of compensation paid to Mr. Pearlman by the Company and all of its subsidiaries and affiliates during the prior five years reduced by the amounts received pursuant to terms (ii) and (iii) below;

                 (ii) a lump sum cash payment equal to the difference between the exercise price of all stock options, warrants, convertible preferred stock and convertible debentures held by Mr. Pearlman and the then current market price for the Company's common stock; and

                 (iii) a continuation of all medical and disability insurances and benefits for Mr. Pearlman (and his family) for a period of five years.

         Messrs. Lawi, Murphy and Craig have similar Change of Control Payment provisions pursuant to their employment arrangements (see descriptions below). By way of illustration, if a Change in Control occurred during 1995, it is estimated that Messrs. Pearlman, Lawi, Murphy and Craig would receive Change of Control Payments of $1,080,000, $540,000, $489,000, and $423,000,
respectively. The Company believes that the Change in Control Payment provisions in these officers' agreements may tend to discourage attempts to acquire a controlling interest in the Company and may also tend to make the removal of management more difficult; however, the Company believes such provisions provide security and decision making independence for its executive officers.

         The Pearlman Agreement further provides (i) that upon the expiration of the term, if Mr. Pearlman's employment is not continued, he will be entitled to a severance payment of two years' salary and (ii) for certain company-paid fringe benefits such as life insurance, with the beneficiary to be specified by Mr. Pearlman, disability insurance and health insurance providing one hundred (100%) per cent coverage of most medical expenses.

LAWI EMPLOYMENT AGREEMENT

         On January 1, 1990, the Company entered into an employment agreement whereby David S. Lawi is presently employed as the Company's Secretary-Treasurer with a continuous five year term (the "Lawi Agreement"). The Lawi Agreement, as amended, provides for Mr. Lawi to receive a salary, payable by the Company or its subsidiaries, of $202,238 a year (subject to annual adjustment in proportion to the increase in the consumer price index or as determined by the Board of Directors), plus an annual bonus equal to 2.5% of the Company's consolidated pre-tax profits and 2.5% of the annual pre-tax profits of each unconsolidated subsidiary of the Company attributable to the Company for such year. To the extent Mr. Lawi receives a portion of his salary from a subsidiary, the amount of salary he receives from the Company is similarly reduced.

         Mr. Lawi has agreed to voluntarily reduce his base salary. Effective September 1, 1993, the annual base salary payable to Mr. Lawi was $170,000, of which $100,000 in the aggregate is paid by two of the Company's subsidiaries. An additional $50,000 is payable in common stock of the Company based upon certain average stock prices, and $20,000 is payable in cash by the Company.
As an inducement to the salary reduction, Mr. Lawi also will receive such number of common stock purchase warrants as is equal to 50% of the number of shares of stock he receives on account of salary. The warrants will have a term of 7 years and an exercise price equal to 50% above the price at which the salary shares are issued.

         If Mr. Lawi is unable to discharge his duties for a period of six consecutive months, the Company may terminate the Lawi Agreement but will be required to pay Mr. Lawi's base salary for two additional years. Thereafter, until age 65, Mr. Lawi will receive annual disability payments in an amount equal to the greater of 60% of his final base salary or $10,000 per month.

         The Lawi Agreement contains Change in Control Payment provisions and provisions permitting him to devote his time to other business enterprises, severance arrangements and provisions regarding Company-paid fringe benefits which are similar to those described above for Mr. Pearlman. See "Pearlman Employment Agreement" for additional information concerning these provisions.

MURPHY AND CRAIG EMPLOYMENT AGREEMENTS

         The Board of Directors also has authorized employment agreements for Daniel T. Murphy, Executive Vice President and Chief Financial Officer, and Walter M. Craig, Jr., Executive Vice President and Chief Operating Officer. Both agreements require the officers to devote their full time to the Company, its affiliates and subsidiaries. Pursuant to Mr. Murphy's agreement, he receives an annual salary of approximately $165,000, which he has voluntarily reduced to $140,000 and which is subject to annual increases based on a cost-of-living index. Mr. Craig receives an annual salary of approximately $155,000, which is also subject to annual cost-of-living increases. The salaries payable under these agreements are reduced by the compensation received by the officer from any of the Company's subsidiaries or affiliates. In addition, Mr. Murphy receives a bonus to be determined on an annual basis by the Company's Board of Directors, and Mr. Craig receives a bonus from the general partner of the Fund based upon the Fund's profitability. Both agreements provide for Change of Control Payments, severance benefits and fringe benefits similar to those provided for Messrs. Lawi and Pearlman. As of the date hereof, formal contracts have not been entered into by the Company with Messrs. Murphy and Craig.

EPPS EMPLOYMENT AGREEMENT

         On November 4, 1994, the Company entered into an agreement employing Mr. Epps as the Company's Vice President and General Counsel for a term of two years, at a current base salary of $125,000, subject to adjustment for increases in the consumer price index, plus an annual bonus equal to 10% of his current base salary. The agreement also provides for fringe benefits similar to those available to the other executive officers of the Company.

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

IN GENERAL

         Messrs. Herbert M. Pearlman and David S. Lawi are principal shareholders of, and control, PLB Management Corp., a Delaware corporation serving as general partner to The Mezzanine Financial Fund, L.P. (the "Fund"). In addition, they hold 5.5% and 1%, respectively, limited partnership interests in the Fund. Mr. Craig is President of the Fund and the Company holds an 8% limited parternship interest in the Fund.

         In December 1994, the Fund made available a $250,000 line of credit to the Company. The line matures on December 31, 1995, bears interest at 15% per annum, entitles the Fund to the option to receive an additional 10% interest per annum or to purchase from the Company shares of common stock of Helm, Unapix and ISI in equal amounts based upon the annual outstanding loan balance. This loan is secured by the assets of the Company. At December 31, 1994, $250,000 was outstanding under the loan.

         In 1994, the Fund made available a $150,000 line of credit to Cliff Engle. The line matures on December 31, 1995 and bears interest at 24% per annum. The Fund also received 200,000 shares of Cliff Engle common stock as an incentive for making the loan. At March 31, 1995, $119,000 was outstanding under the loan.

         The Fund has made available a $600,000 line of credit to Arcadian Financial Corp., a private company 61% owned by Helm which is engaged in the business of financing accounts receivable. In 1994, the maturity date of this line was extended until December 31, 1995. The line bears interest at 15% per annum, and, in consideration for the extension of the maturity date, requires the payment of a management fee of $2,000 per month to the general partner of the Fund. At April 15, 1995, $415,000 was outstanding under the loan.

         In March 1995, Professionals' Financial Services, Inc. ("PFS"), a private company 33% owned by Helm which is engaged in the business of finacing receivables of health care related enterprises, acquired from the Company a $200,000 limited partnership interest in the Fund in exchange for 400,000 shares of common stock of PFS.

         In February 1993, the Fund initially made available a $750,000 line of credit to a wholly-owned subsidiary of PFS. The line, which has been increased to $1,500,000, matures on December 31, 1996 and bears interest at 15% per annum om the first $750,000 outstanding under the facility, and 24% per annum on amounts in excess of $750,000. At March 31, 1995, $1,525,000 was outstanding under the loan. PFS is currently undertaking a private placement of which $500,000 to $750,000 of the proceeds therefrom will be used to repay its subsidiary's line.

         Since 1988, Messrs. Pearlman, Lawi, Murphy and Craig (the "Officers") have been the holders of an aggregate $1,800,000 principal amount of the Company's unsecured 8% subordinated convertible debentures, due 1999 (the "Debentures"), holding $1,000,000, $500,000, $125,000 and $175,000, respectively, in principal amount. The Debentures were purchased at face value by the Officers with individual promissory notes, each bearing interest at 9% per annum, and payable in annual installments over 10 years. Interest and principal on each note may be repaid in cash or by the Officer's surrender to the Company of securities of the Company, or any affiliated company. As of April 15, 1995, the outstanding principal balance under the notes for each of Messrs. Pearlman, Lawi. Murphy and Craig was $400,000, $200,000, $50,000 and $84,500, respectively.

         Messrs. Pearlman and Lawi are limited partners of a Texas limited partnership known as Partnership 102 Limited, and control the corporation which serves as general partner to the limited partnership. Partnership 102 Limited is the landlord at a facility in Houston, Texas leased by Interpak Terminals, Inc. (a subsidiary of the Company). Interpak had been a tenant in this facility for over four years prior to the 1989 acquisition of the facility by Partnership 102 Limited. The lease provides for minimum annual payments of $429,000 through the year 2005, which lease payments are the same as Interpak paid prior to the acquisition of the facility. This facility is subject to a contract for sale, and upon the consummation of this sale, the lease with Interpak Terminals will be terminated.

THE COMPANY AND INTERSYSTEMS, INC.

         Messrs. Pearlman, Lawi, Murphy and Craig are parties to employment agreements with ISI. All salary amounts paid under the ISI agreements reduce the amount of salary the Company is responsible to pay to said officers. The agreements, as amended, provide for current annual salaries of approximately $238,000, $130,000, $90,000 and $17,500 to Messrs. Pearlman, Lawi, Murphy and
Craig, respectively. Beginning in 1992, however, Messrs. Pearlman and Lawi agreed to significant voluntary salary reductions and are currently receiving $100,000 and $50,000, respectively, from ISI. Each of the four individuals is also entitled to an annual bonus from ISI computed on the basis of ISI's earnings, if any. Specifically, Messrs. Pearlman and Lawi are entitled to 5% and 2.5%, respectively, of ISI's consolidated pre-tax profits (as defined), less the amount, if any, paid to such officer by the Company as a result of the inclusion in the Company's earnings of ISI's income for that year. Messrs. Murphy and Craig receive a discretionary bonus determined by ISI's Board of Directors.

         If at any time the Company no longer is able to elect a majority of ISI's Board of Directors, any of the officers may terminate their employment under his respective agreement upon 18 months' notice and receive upon the conclusion of that period a lump sum severance payment equal to 18 months' salary. Each agreement also provides that upon the expiration of the term, if the officer's employment is not continued, he will be entitled to a severance payment of two years' salary (unless employment is secured elsewhere). If, upon expiration of the employment term, continuation is offered but declined by the officer, the officer is obligated to act as a consultant for two years at 50% of his then current salary, during which time he will not provide services for any competitor of ISI.

         The Company has an arrangement with ISI whereby ISI pays the Company an amount equal to the expenses incurred by the Company and allocable to the business of ISI. These expenses consist primarily of office-related and administrative expenses and rent. During 1994, ISI paid a total of $44,000 to the Company pursuant to this arrangement.

         In connection with the August 1993 purchase by ISI of InterSystems, Inc., a Nebraska corporation ("InterSystems Nebraska"), certain ongoing contractual relationships exist between Helm and ISI. In addition to the base purchase price paid to Helm, additional consideration will be paid in the form of an earnout and a royalty.

PERFORMANCE EARNOUT. Helm is entitled to a performance earnout payable in the event that InterSystems Nebraska's average earnings before federal income taxes, related party management fees and non-recurring or extraordinary expense ("EBTME") in 1992 through 1995 inclusive, exceeds $550,000. If during this period, the average EBTME of InterSystems Nebraska exceeds $550,000, ISI is required to pay to Helm an amount equal to six (6) times such excess (the "Earnout Payments"). Earnout Payments are required to be made commencing March 1994 (for any Earnout Payment payable under the formula for 1992 and 1993), and each successive year thereafter, as necessary, until March 1996. The March 1994 Earnout Payment covers average EBTME for 1992 and 1993. The March 1995 Earnout Payment covers average EBTME for 1992 through and including 1994. The March 1996 Earnout Payment covers average EBTME for 1992 through and including 1995. In the event of a reduction of average EBTME for any period from the average EBTME for previous periods, no refund of Earnout Payments will be made. However, the Payments due in March 1995 and 1996 will reflect a credit of the payments previously made toward the total earnout payment owed. Earnout Payments may be made, at ISI's option, by delivering cash, shares of common stock (valued at the average closing sale price on the American Stock Exchange for the 60 days preceding delivery), by delivering to Helm shares of ISI's common stock having an aggregate value of such Earnout Payment or other agreed upon consideration or by the retirement of indebtedness of Helm to ISI. InterSystems Nebraska's EBTME for the years 1994, 1993 and 1992 was $506,000, $644,000 and $411,000, respectively. No Earnout Payment was due for March 1994 or March 1995.

ROYALTY ARRANGEMENTS. In addition to the base purchase price and the earnout payments, Helm also is entitled to receive royalties on three classes of InterSystems Nebraska products that were developed with the assistance of Helm, and that have not yet had a material impact on InterSystems Nebraska's sales to date. These three products are: a sampler used to sample, among other things, wood chips and coal; a higher capacity sampler used to sample, among other things, wood pulp, cement and coal; and a radius bottom conveyor. With respect to each of these three products, Helm will receive a royalty of 5% of all net sales of such products exceeding certain established thresholds (which thresholds approximated the highest annual net sales for each of the products during the last three years), payable on an annual basis for the 15-year period following the closing (the "Royalties"). In no case can the annual Royalties paid to Helm in any year with respect any of the products licensed exceed 10% of the annual gross profit of such product, calculated in accordance with the accounting procedures and practices currently employed by InterSystems Nebraska. Royalties to Helm on account of 1994 sales were approximately $5,000, which remained unpaid at December 31, 1994.

         In August 1994, the Fund made available a $250,000 line of credit to ISI. The loan matures on December 31, 1995, bears interest at 24% through December 31, 1994, and 15% per annum plus a 10% enhancement fee thereafter which fee is payable in common stock of ISI, enables the Fund to receive 2,000 common stock purchase warrants for each month that the loan is outstanding and is secured by a note receivable from the sale of the Trading Business. At December 31, 1994, $100,000 remained outstanding under the line.

THE COMPANY AND UNAPIX ENTERTAINMENT, INC.

         In 1992 and 1993, Mr. Pearlman loaned Unapix an aggregate of $117,200. These loans were made to enable Unapix to acquire distribution rights to certain properties. These loans accrued interest at Chemical Bank's prime rate and were payable from the first revenues received by Unapix from such properties, and if not so paid, then payable by July 1995. Unapix repaid $57,000 of this loan during 1993. In March 1994, the remaining balance was exchanged for 44,999 shares of preferred stock as part of the private placement described below.

         In 1993, Helm loaned Unapix from time to time a total of $105,000. This loan is payable by July 1995, together with interest accrued thereon, from April 1, 1993, at a variable rate per annum equal to the prime rate of Chemical Bank. At December 31, 1994, there were no amounts outstanding under the loan.

         In August 1994, Unapix obtained an up to $300,000 six month term loan from the Fund secured by all of Unapix' assets. Outstanding amounts of principal were charged interest at 2% per month. An additional one month's interest was payable upon principal repayment. In addition, the Fund was entitled to receive 1,000 Class B Common Stock Purchase Warrants of Unapix for each $100,000 drawn down under the loan agreement, with a minimum of 10,000 such warrants. The borrowings under this credit facility were repaid in full
during the fourth quarter of 1994, and Unapix issued        warrants to the
Company.

         In December 1993 Unapix formed a joint venture with certain investors, including Mr. Pearlman and Mr. Lawi, in order to fund A Pix's acquisition of independently produced films. Messrs. Pearlman and Lawi invested $100,000 and $50,000, respectively, in the venture out of initial funds totalling $250,000. Initial investment agreements were signed whereby Unapix agreed to treat each venturer's investment as a promissory demand note until such time as the formal venture agreement is completed and executed. The formal agreement is intended to provide for: (i) a term of 3 years; (ii) the venture to receive the aggregate of its investment in any one film property plus 10% thereof from first dollars of gross receipts for such property; (iii) the venture's receipt of 20% of the net profits from each film in which it invests; (iv) the venture's investment in film properties not acquired through ACI by A Pix; (v) a rollover of venture funds into other film properties; (vi) any shortfall of investment to be paid in the common stock of Unapix at market, or if market is less than $3.00 a share, at the lower of $3.00 or 125% of market.

         In March 1994, Unapix completed a private placement of Preferred Stock totalling approximately $2,000,000 or 667,000 shares at $3.00 per share. Messrs. Pearlman and Lawi purchased 44,999 and 16,666 shares, respectively.
Mr. Pearlman paid approximately $75,000 in cash of the $134,997 purchase price for his shares; the balance of approximately $60,000 was set off against indebtedness owing to him with respect to prior loans he extended to Unapix.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors has selected BDO Seidman as independent auditors for the Company for the year ended December 31, 1995. BDO Siedman has served as independent auditors for the Company since 1985. The Company has been advised that representatives of BDO Seidman will attend the Annual Meeting of Shareholders, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                              VOTING ON PROPOSALS

         With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect. With respect to any other proposal properly brouhgt before the meeting, abstentions may be specified and will be counted as present for purposes of the item on which the abstention is noted, but will have the effect of a negative vote. Likewise, broker non-votes are counted for purposes of determining the presence or absence of a quorum with respect to a given proposal, but they are not counted for purposes of determining whether the proposal has been approved.

                           PROPOSALS BY SHAREHOLDERS

         Proposals that shareholders wish to include in the Company's proxy statement and form of proxy for presentation at the next Annual Meeting of Shareholders must be received by the Company at 537 Steamboat Road, Greenwich, Connecticut 06830, Attention David S. Lawi, prior to March 13, 1996.

                                 MISCELLANEOUS

         The Board of Directors knows of no other matters that are to be brought before the meeting. However, if any other matters do come before the meeting, the persons named on the enclosed form of proxy or their substitutes will vote in accordance with their judgment on those matters.

         The cost of solicitation of proxies, including expenses in connection with preparing, assembling and mailing this proxy statement, will be borne by the Company. The solicitation will be made by mail, and may also be made by officers or regular employees of the Company personally or by telephone or telegram, or by professional proxy solicitors acting on behalf of the Company. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners.

Greenwich, Connecticut
June 1, 1995





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